Exhibit 9.3

EATON VANCE CORP.

WRITTEN CONSENT OF

VOTING TRUSTEES AND

HOLDERS OF VOTING TRUST RECEIPTS

The undersigned, being the Voting Trustees under, and the holders of Voting Trust Receipts representing all of the Voting Common Stock of Eaton Vance Corp. subject to, the Voting Trust Agreement dated as of October 30, 1997, relating to said Common Stock (the “Agreement”), do hereby consent and agree, pursuant to Sections 10 and 3 of the Agreement, to the following amendment to the first sentence of Section 7 of the Agreement:

“7.       The Voting Trust shall terminate on October 31, 2006, and may be renewed by the Voting Trustees, with the consent required by Section 3(6), for an additional term until October 31, 2010.”

In witness whereof we have hereunto set our hands and seals as of this 1st day of October, 2003.

/s/ Jeffrey P. Beale Jeffrey P. Beale	/s/ Scott A. Page Scott A. Page
/s/ Alan R. Dynner Alan R. Dynner	/s/ Duncan W. Richardson Duncan W. Richardson
/s/ Thomas E. Faust, Jr. Thomas E. Faust, Jr.	/s/ William M. Steul William M. Steul
/s/ Thomas J. Fetter Thomas J. Fetter	/s/ Payson F. Swaffield Payson F. Swaffield
/s/ James B. Hawkes James B. Hawkes	/s/ Michael W. Weilheimer Michael W. Weilheimer
/s/ Wharton P. Whitaker Wharton P. Whitaker